++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE INFORMATION CONTAINED HEREIN   +
+ARE SUBJECT TO COMPLETION OR AMENDMENT AND PROSPECTIVE PURCHASERS ARE         +
+REFERRED TO THE RELATED FINAL PROSPECTUS SUPPLEMENT FOR DEFINITIVE            +
+INFORMATION ON ANY MATTER CONTAINED HEREIN. NEITHER THIS PRELIMINARY          +
+PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS SHALL CONSTITUTE AN + +OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY +
+SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER,             +
+SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION +
+UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                     SUBJECT TO COMPLETION, DATED    , 1995

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED    , 1995)

                           [   ] PREFERRED SECURITIES
                        GREAT WESTERN FINANCIAL TRUST I
            % TRUST ORIGINATED PREFERRED SECURITIES SM ("TOPRS SM")
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                      GREAT WESTERN FINANCIAL CORPORATION

                                  ----------

  The % Trust Originated Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of Great Western Financial Trust I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). Great Western Financial Corporation, a Delaware corporation ("GWFC"), will own all the common securities (the "Common Securities" and, together with the Preferred
Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in an equivalent amount of % Subordinated Deferrable Interest Notes due 2025 (the "Subordinated Notes") of GWFC. The amount of interest payable on the Subordinated Notes may be reduced under the limited circumstances (a "Regulatory Event") described under "Description of the Offered Preferred Securities--Regulatory Event Distribution or Conversion." Upon an event of a default under the Declaration (as defined herein), the holders of Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise.
                                                        (CONTINUED ON NEXT PAGE)

                                  ----------

  SEE "RISK FACTORS" COMMENCING ON PAGE S-4 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS MAY BE DEFERRED ON THE PREFERRED SECURITIES AND ANY SUBORDINATED NOTES OR ADJUSTED SUBORDINATED NOTES THAT MAY BE ISSUED IN EXCHANGE THEREFOR AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF ANY SUCH DEFERRAL.

  The Preferred Securities have been approved for listing on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."

                                  ----------

THE SECURITIES  HAVE NOT  BEEN APPROVED  OR DISAPPROVED  BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
   OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          INITIAL PUBLIC   UNDERWRITING  PROCEEDS TO THE TRUST
                         OFFERING PRICE(1) COMMISSION(2)        (3)(4)
------------------------------------------------------------------------------
Per Preferred Securi-
 ty....................       $25.00            (3)             $25.00
------------------------------------------------------------------------------
Total..................     $                   (3)           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus accrued distributions, if any, from     , 1995.
(2) GWFC and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) In view of the fact that the proceeds of the sale of Preferred Securities will be invested in Subordinated Notes of GWFC, GWFC has agreed to pay the Underwriters as compensation ("Underwriters' Compensation") for their
    arranging the investment therein of such proceeds $.    per Preferred
    Security (or $    in the aggregate); provided that such compensation for
    sales of 10,000 or more Preferred Securities to a single purchaser will be
    $    per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."
(4) Expenses of the offering which are payable by GWFC are estimated to be
    $   .

                                  ----------

  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company, on or about
   , 1995.

                                  ----------

MERRILL LYNCH & CO.                                         GOLDMAN, SACHS & CO.

                                  ----------

              The date of this Prospectus Supplement is    , 1995.

   SM"Trust Originated Preferred Securities" and "TOPrS" are service marks of
                           Merrill Lynch & Co., Inc.

(continued from previous page)

  Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of % of the liquidation amount of $25 per Preferred Security ("distributions"), accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30
and December 31 of each year, commencing     , 199  (each a "Distribution
Date"). The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Preferred Securities, as set forth below, are guaranteed by GWFC (the "Guarantee") to the extent the Trust has funds available therefor as described under "Description of Guarantee" in the accompanying Prospectus. The obligations of GWFC under the Guarantee are subordinate and junior in right of payment to all other liabilities of GWFC and pari passu with the most senior preferred or preference stock issued, from time to time, if any, by GWFC. The obligations of GWFC under the Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of GWFC, which aggregated approximately $673 million at September 30, 1995, and rank pari passu with GWFC's other general unsecured creditors. In addition, because GWFC is a holding company, its obligations under the Guarantee and the Subordinated Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. At September 30, 1995, the subsidiaries of GWFC had total liabilities of approximately $41.2 billion.

  The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Notes, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Notes, no amounts will be paid on the Preferred Securities. If GWFC does not make principal or interest payments on the Subordinated Notes, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

  GWFC has the right to defer payments of interest on the Subordinated Notes by extending the interest payment period on the Subordinated Notes at any time for up to 20 consecutive quarters (each an "Extension Period"). If interest payments are so deferred, distributions will also be deferred. During such Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at the then applicable annual rate compounded quarterly, and during any Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Notes and hence on the Preferred Securities. Extension of the interest payment period will not extend the maturity date of the Subordinated Notes. See "Risk Factors--Option to Extend Interest Payment Period," "Description of the Subordinated Notes--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Original Issue Discount."

  The Subordinated Notes are redeemable by GWFC, in whole or in part, from
time to time, on or after     , 2000, or at any time in certain circumstances
upon the occurrence of a Tax Event (as defined herein) or in whole for a limited time upon the occurrence of a Regulatory Redemption Event (as defined herein). If GWFC redeems Subordinated Notes, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes to be redeemed at $25 per Trust Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Offered Preferred Securities--Mandatory Redemption." The Trust Securities will be redeemed upon maturity of the Subordinated Notes. The Subordinated Notes
mature on     , 2025, but the maturity date may be extended only once, for up to an additional 19 years at the option of GWFC, provided certain financial covenants are met. See "Description of the Subordinated Notes--Option to Extend Maturity Date." In addition, upon the occurrence of a Special Event (as defined herein) arising from a change in law or a change in legal interpretation, unless the Subordinated Notes are redeemed in the limited circumstances described herein, the Trust shall be dissolved, with the result that the Subordinated Notes will be distributed to the holders of the Trust Securities, on a pro rata basis. See

"Description of the Offered Preferred Securities-- Special Event Redemption or Distribution." If the Subordinated Notes are distributed to the holders of the Preferred Securities, GWFC will use its best efforts to have the Subordinated Notes listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Offered Preferred Securities--Special Event Redemption or Distribution" and "Description of the Subordinated Notes."

  Upon the occurrence of a Regulatory Event (as defined herein), GWFC may, at its election, reduce the annual interest rate on the Subordinated Notes by 50 basis points (the "Reduction Election"). If GWFC exercises the Reduction Election, on the next Distribution Date occurring at least 30 days after notice to the holders of Trust Securities of the Reduction Election, (i) the Subordinated Notes will be converted into Depositary Shares of GWFC, having a liquidation preference of $25.00 per share (the "Depositary Shares"), each representing a one-tenth interest in a share of % Cumulative Preferred Stock of GWFC, $250 liquidation preference per share (the "Preferred Stock"), unless prior to such conversion the holder of Trust Securities elects not to convert such holder's Subordinated Notes, in which event such holder will be entitled to receive Subordinated Notes with the lower interest rate, and (ii) the Trust shall be dissolved, with the result that the Subordinated Notes with the lower interest rate and/or the Depositary Shares, as the case may be, will be distributed to the holders of the Trust Securities. See "Description of the Offered Preferred Securities--Regulatory Event Distribution or Conversion," "Description of the Subordinated Notes," "Description of Depositary Shares" and "Description of Cumulative Preferred Stock."

  In the event of the involuntary or voluntary liquidation, dissolution, winding up or termination of the Trust prior to a Reduction Election, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, the Subordinated Notes are distributed to the holders of the Preferred Securities. See "Description of the Offered Preferred Securities--Liquidation Distribution Upon Dissolution."

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  RISK FACTORS

  Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters:

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE GUARANTEE AND SUBORDINATED NOTES

  GWFC's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of GWFC and pari passu with the most senior preferred or preference stock outstanding, from time to time, if any, by GWFC. The obligations of GWFC under the Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Indebtedness of GWFC and pari passu with obligations to or rights of GWFC's other general unsecured creditors. As of September 30, 1995, Senior Indebtedness aggregated approximately $673 million. In addition, because GWFC is a holding company, its obligations under the Guarantee and the Subordinated Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. At September 30, 1995, such subsidiaries had total liabilities of approximately $41.2 billion. There are no terms in the Preferred Securities, the Subordinated Notes or the Guarantee that limit the ability of GWFC or its subsidiaries (other than the Trust) to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Notes and the Guarantee. See "Description of Guarantee--Status of the Guarantee" and "Description of Debt Securities-- Particular Terms of Subordinated Debt Issued to the Trust" in the accompanying Prospectus, and "Description of the Subordinated Notes--Subordination" herein.

RIGHTS UNDER THE GUARANTEE

  The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The First National Bank of Chicago will act as indenture trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

  The Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions with respect to Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, and (iii) upon a voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Notes to the holders of Preferred Securities or a redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of the payment to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If GWFC were to default on its obligation to pay amounts payable on the Subordinated Notes, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would rely on the enforcement of the rights against GWFC pursuant to the terms of the Subordinated Notes. See "Description of Guarantee" and "Description of Debt Securities--Particular Terms of the Subordinated Debt Securities Issued to the Trust" in the accompanying Prospectus. The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordinated provisions thereof, and the Subordinated Indenture (as defined in the accompanying Prospectus).


ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

  If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Notes. If an Event of Default with respect to the Subordinated Notes, constituting the failure to pay interest or principal on the Subordinated Notes on the date such interest or principal is otherwise payable, has occurred and is continuing, then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on the Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Subordinated Notes. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Notes unless the Property Trustee fails to do so.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  GWFC has the right under the Subordinated Indenture to defer payments of interest on the Subordinated Notes by extending the interest payment period at any time, and from time to time, on the Subordinated Notes in accordance with the terms thereof. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded quarterly) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Notes is limited to a period not exceeding 20 consecutive quarters. The extension of the interest payment period will not extend the maturity date of the Subordinated Notes. In the event that GWFC exercises this right to defer interest payments, then (a) GWFC shall not, and shall cause any subsidiary of GWFC that is not a wholly owned subsidiary of GWFC not to, declare or pay dividends on, or make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary and (b) GWFC shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by GWFC that rank pari passu with or junior to the Subordinated Notes; provided, however, that restriction (a) above does not apply to any stock dividend paid by GWFC, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period (as defined), GWFC may further extend the interest payment period; provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, GWFC may commence a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. See "Description of the Offered Preferred Securities--Distributions" and "Description of the Subordinated Notes--Option to Extend Interest Payment Period."

  Should GWFC exercise its right to defer payments of interest on the Subordinated Notes by extending the interest payment period thereon, each holder of Preferred Securities will continue to accrue income (as original issue discount) in respect of the deferred interest allocable to its Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed, to holders of record of Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made.

  GWFC has no intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Notes and considers it unlikely that it will exercise that right in the future. However, should GWFC determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of GWFC's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Subordinated Notes) may be more volatile than other securities on which original issue discount accrues to which such rights do not apply. See "Certain Federal Income Tax Consequences--Original Issue Discount."

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

  Upon the occurrence of a Special Event, the Trust shall be dissolved, except in the limited circumstance described below under "Description of the Offered Preferred Securities--Special Event Redemption or Distribution," with the result that the Subordinated Notes would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In certain circumstances relating to a Tax Event, GWFC shall have the right to redeem the Subordinated Notes, in whole or in part, in lieu of a distribution of the Subordinated Notes by the Trust, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Notes are redeemed by GWFC. See "Description of the Offered Preferred Securities--Special Event Redemption or Distribution."

  There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Notes that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Notes that a holder of Preferred Securities may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities. Because holders of Preferred Securities may receive Subordinated Notes upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Notes and should carefully review all the information regarding the Subordinated Notes contained herein and in the accompanying Prospectus. See "Description of the Offered Preferred Securities--Special Event Redemption or Distribution" and "Description of the Subordinated Notes."

REGULATORY EVENT DISTRIBUTION OR CONVERSION

  During a period of 90 days after the occurrence of a Regulatory Event, GWFC may elect to reduce the annual interest rate on the Subordinated Notes by 50 basis points effective upon the distribution of the Subordinated Notes (the "Adjusted Subordinated Notes") to the holders of the Trust Securities. If GWFC exercises the Reduction Election, on the next Distribution Date occurring at least 30 days after notice to the holders of Trust Securities of the Reduction Election, (i) the Adjusted Subordinated Notes will be converted into Depositary Shares of GWFC, with a liquidation preference equal to the principal amount of the Adjusted Subordinated Notes converted, each Depositary Share representing a one-tenth interest in a share of % Cumulative Preferred Stock of GWFC, unless prior to such conversion the holder of Trust Securities elects not to convert such holder's Adjusted Subordinated Notes, in which event such holder will be entitled to receive the Adjusted Subordinated Notes and (ii) the Trust shall be dissolved, with the result that the Adjusted Subordinated Notes and/or the Depositary Shares, as the case may be, will be distributed to the holders of the Trust Securities. See "Description of the Offered Preferred Securities-- Regulatory Event Distribution or Conversion," "Description of the Subordinated Notes," "Description of Depositary Shares" and "Description of Cumulative Preferred Stock."

  There can be no assurance as to the market prices for the Adjusted Subordinated Notes or the Depositary Shares, if distributed to holders of Trust Securities. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Adjusted Subordinated Notes or Depositary Shares that a holder of Preferred Securities may receive, may trade at a discount to the price that the investor paid to purchase the Preferred Securities. Because holders of Preferred Securities may receive Adjusted Subordinated Notes or Depositary Shares upon the occurrence of a Regulatory Event, prospective purchasers should also consider carefully the information regarding the Subordinated Notes (including the Adjusted Subordinated Notes) and the Depositary Shares contained herein and in the accompanying Prospectus.

REGULATORY REDEMPTION EVENT

  For a period of 90 days after the occurrence of a Regulatory Redemption Event, GWFC may elect to redeem the then outstanding Subordinated Notes or Depositary Shares, in each case in whole only, for cash. See "Description of the Offered Preferred Securities--Regulatory Redemption Event" and "Description of Cumulative Preferred Stock--Redemption."

LIMITED VOTING RIGHTS

  Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of Regular Trustees, which voting rights are vested exclusively in the holder of the Common Securities.

TRADING PRICE

  The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Notes. A holder who disposes of his or her Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Notes through the date of disposition in income as ordinary income (i.e., OID), and to add such amount to his or her adjusted tax basis in his or her pro rata share of the underlying Subordinated Notes deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Original Issue Discount" and "--Sale of Preferred Securities."

                            RECENT FINANCIAL RESULTS

  The following table sets forth selected financial data of GWFC and its consolidated subsidiaries for the nine months ended September 30, 1995 and 1994 and at September 30, 1995 and 1994. This selected financial data is derived from GWFC's unaudited consolidated financial statements which are incorporated herein by reference and which include, in the opinion of management, all adjustments (consisting of only normal, recurring accruals) necessary for the fair presentation of the consolidated results of operations and consolidated financial condition of GWFC for the periods and at the dates presented. The operating results for the nine months ended September 30, 1995 are not necessarily indicative of the results to be expected for the full year.

                                                        FOR THE NINE MONTHS
                                                        ENDED SEPTEMBER 30,
                                                      ------------------------
                                                         1995         1994
                                                      -----------  -----------
                                                      (DOLLARS IN THOUSANDS,
                                                         EXCEPT PER SHARE
                                                         DATA AND RATIOS)
SUMMARY OF OPERATIONS
 Interest income..................................... $ 2,403,824  $ 1,925,107
 Interest expense....................................   1,452,536      922,372
 Net interest income.................................     951,288    1,002,735
 Provision for loan losses...........................     137,400      154,400
 Operating and administrative expenses...............     736,829      745,925
 Earnings before taxes on income.....................     268,555      270,660
 Taxes on income.....................................     106,100      108,100
 Net earnings........................................     162,455      162,560
 Fully diluted earnings per share....................        1.05         1.08
 Cash dividends per common share.....................         .69          .69
 Ratio of earnings to fixed charges(1)
  Excluding interest on customer accounts............        1.46x        2.08x
  Including interest on customer accounts............        1.18x        1.29x
 Ratio of earnings to fixed charges and preferred
  stock dividends(1):
  Excluding interest on customer accounts............        1.39x        1.85x
  Including interest on customer accounts............        1.16x        1.24x

                                                           AT SEPTEMBER 30,
                                                        -----------------------
                                                           1995        1994
                                                        ----------- -----------
                                                        (DOLLARS IN THOUSANDS)
SUMMARY OF FINANCIAL CONDITION
 Cash and securities................................... $ 2,190,674 $ 1,773,218
 Loans receivable, net.................................  29,633,224  30,123,801
 Mortgage-backed securities............................  10,532,266   5,825,664
 Total assets..........................................  44,693,014  39,996,606
 Customer accounts.....................................  29,432,176  29,406,989
 Borrowings............................................  11,591,999   7,269,743
 Stockholders' equity..................................   2,654,299   2,443,806

--------
(1) For purposes of computing the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings represent earnings before income taxes and fixed charges. Fixed charges, excluding interest on customer accounts, represent other interest expense (including capitalized interest) and one-third (the proportion deemed representative of the interest factor) of rents. Fixed charges, including interest on customer accounts, represent all interest expense (including capitalized interest) and one-third of rents.

                             CAPITALIZATION OF GWFC

  The following table sets forth the unaudited summary capitalization of GWFC and its consolidated subsidiaries as of September 30, 1995, and as adjusted to
reflect issuance of [   ] Preferred Securities and the application of the
estimated net proceeds therefrom. See "Use of Proceeds" below. The table should be read in conjunction with GWFC's consolidated financial statements and notes thereto and other financial data incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                        AT SEPTEMBER 30, 1995
                                                       -----------------------
                                                         ACTUAL    AS ADJUSTED
                                                       ----------- -----------
                                                           (IN THOUSANDS)
Borrowings:
  Federal Home Loan Bank.............................. $   115,000 $   115,000
  Commercial paper....................................   1,177,877   1,177,877
  Other short-term debt...............................     792,934     792,934
  Senior debt.........................................   2,253,165   2,253,165
  Securities sold under agreement to repurchase.......   7,253,023   7,253,023
                                                       ----------- -----------
    Total Borrowings..................................  11,591,999  11,591,999
Company-Obligated Mandatorily Redeemable Preferred
 Securities of Great Western Financial Trust I (1)....         --
Preferred stock.......................................     294,375     294,375
Common stockholders' equity...........................   2,359,924   2,359,924
                                                       ----------- -----------
    Total Capitalization.............................. $14,246,298 $
                                                       =========== ===========

--------
(1) As described in this Prospectus Supplement, the sole assets of the Trust
    will be $          aggregate principal amount of   % Subordinated
    Deferrable Interest Notes due 2025 of GWFC.

                              ACCOUNTING TREATMENT

  The financial statements of the Trust will be reflected in GWFC's consolidated financial statements with the Preferred Securities shown as Company-obligated preferred securities of subsidiary trust. The sole assets of the Trust will be the Subordinated Notes.

                                USE OF PROCEEDS

  All of the proceeds from the sale of the Preferred Securities will be invested by the Trust in the Subordinated Notes described herein and ultimately will be used by GWFC for general corporate purposes, which may include investments in or extensions of credit to subsidiaries of GWFC.

                DESCRIPTION OF THE OFFERED PREFERRED SECURITIES

  The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, The First National Bank of Chicago, will act as the indenture trustee under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act.

GENERAL

  The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by GWFC. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights to payment of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Property Trustee will own the Subordinated Notes purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by GWFC to the extent described under "Description of Guarantee" in the accompanying Prospectus. The Guarantee will be held by The First National Bank of Chicago, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions.

  The Preferred Securities will not be savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation (the "FDIC"), the United States or any agency or fund of the United States.

DISTRIBUTIONS

  Distributions on the Preferred Securities will be fixed at a rate per annum of % of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of % compounded quarterly. The term "distribution" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months (or for any period shorter than a full quarterly period, on the basis of the actual number of days elapsed per 30-day month).

  Distributions on the Preferred Securities will be cumulative, will accrue
from      , 1995, and will be payable quarterly in arrears on March 31, June
30, September 30 and December 31 of each year to the holders of record on the
applicable record date, commencing      , 199 , when, as and if available for
payment, except as otherwise described below.

  GWFC has the right under the Subordinated Indenture to defer payments of interest on the Subordinated Notes by extending the interest payment period from time to time on the Subordinated Notes, which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accrue with interest thereon, compounded quarterly (to the extent permitted by applicable law), since interest would continue to accrue on the Subordinated Notes) during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Notes is limited to a period not exceeding 20 consecutive quarters. In the event that GWFC exercises this right, then (a) GWFC shall not, and shall cause any subsidiary of GWFC that is not a wholly owned subsidiary of GWFC not to, declare or pay dividends on, make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary and (b) GWFC shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by GWFC that rank pari passu with or junior to such Subordinated Notes; provided, however, that, the foregoing restriction (a) does not apply to any stock dividend paid by GWFC, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, GWFC may further defer payments of interest by extending the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, GWFC may select a new

Extension Period as if no Extension Period had previously been declared, subject to the above requirements. See "Description of the Subordinated Notes-- Interest" and "--Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such Extension Period.

  Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from GWFC on the Subordinated Notes. See "Description of the Subordinated Notes." The payment of distributions out of moneys held by the Trust is guaranteed by GWFC to the extent set forth under "Description of Guarantee" in the accompanying Prospectus.

  Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day prior to the relevant payment dates. Such distributions will be paid through the Property Trustee who will hold amounts received in respect of the Subordinated Notes for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance--The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry only form, the Regular Trustees shall have the right to select relevant record dates, which shall be more than one but less than 60 Business Days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such distribution date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in the City of New York or Los Angeles, California are authorized or required by any applicable law to close.

MANDATORY REDEMPTION

  The Subordinated Notes will mature on      , 2025, unless the maturity date
is extended at the option of GWFC (provided certain financial covenants are
met), and may be redeemed, in whole or in part, at any time on or after      ,
2000, or at any time in certain circumstances upon the occurrence of a Tax Event or in whole for a limited time upon the occurrence of a Regulatory Redemption Event. Upon the repayment of the Subordinated Notes, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes so repaid or redeemed at the Redemption Price; provided that, holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Subordinated Notes--Optional Redemption."

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

  "Tax Event" means that the Regular Trustees shall have received an opinion from independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or, with respect to clause (iii) below, any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the Trust would be subject to United

States federal income tax with respect to income accrued or received on the Subordinated Notes, (ii) interest payable to the Trust on the Subordinated Notes would not be deductible by GWFC for United States federal income tax purposes or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment is enacted (irrespective of any retroactive effect) on or after the date of this Prospectus Supplement.

  "Investment Company Event" means that the Regular Trustees shall have received an opinion from independent counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will within 90 days of the date of such opinion be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus Supplement.

  If, at any time, a Tax Event or an Investment Company Event (each, as defined above, a "Special Event") shall occur and be continuing, the Trust shall, except in the circumstances described below, be dissolved with the result that Subordinated Notes with an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Securities would be distributed to the holders of the Trust Securities, in liquidation of such holders' interests in the Trust on a pro rata basis, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion from independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Subordinated Notes; and provided, further, that, if at the time there is available to the Trust the opportunity to eliminate, within such 90 day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, GWFC or the holders of the Trust Securities, the Trust will pursue such measure in lieu of such dissolution and distribution. Furthermore, if in the case of the occurrence of a Tax Event, (i) GWFC has received an opinion (a "Redemption Tax Opinion") from independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that GWFC would be precluded from deducting the interest on the Subordinated Notes for United States federal income tax purposes even if the Subordinated Notes were distributed to the holders of Trust Securities in liquidation of such holders' interests in the Trust as described above or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered, GWFC shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Subordinated Notes in whole or in part for cash within 90 days following the occurrence of such Tax Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes so redeemed shall be redeemed by the Trust at the Redemption Price on a pro rata basis; provided, however, that, if at the time there is available to GWFC or the Trust the opportunity to eliminate, within such 90 day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Trust, or the holders of the Trust Securities or GWFC, the Trust or GWFC will pursue such measure in lieu of redemption.

  If Subordinated Notes are distributed to the holders of the Preferred Securities, GWFC will use its best efforts to have the Subordinated Notes listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

  After the date for any distribution of Subordinated Notes upon dissolution of the Trust, (i) the Preferred Securities and Guarantee will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Notes to be delivered upon such distribution and
(iii) any certificates representing Preferred Securities and the Guarantee not held by the depositary or its nominee will be deemed to represent Subordinated Notes having an aggregate principal amount equal to the aggregate stated liquidation amount of such Preferred Securities, until such certificates are presented to GWFC or its agent for transfer or reissuance.

  There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Notes that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Notes that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities.

REGULATORY EVENT DISTRIBUTION OR CONVERSION

  "Regulatory Event" means that (i) GWFC (or its successor) is, becomes or pursuant to law or regulation will become within 180 days, subject to capital requirements under which all or any portion of the Preferred Securities would not constitute Tier 1 capital (as that concept is used in the guidelines or regulations issued by the Board of Governors of the Federal Reserve System as of the date of this Prospectus Supplement) or its then equivalent ("Tier 1 Capital"), and (ii) as a result, based upon GWFC's then existing capital ratios, GWFC would, within 180 days, fail to be "well capitalized" (as that term is defined in 12 CFR (S)208.33(b)(1) of the regulations promulgated by the Board of Governors of the Federal Reserve System as if GWFC were a state member bank and as applied to bank holding companies or, in the event that section is eliminated, to a reasonably equivalent standard applicable to bank holding companies). The Regulatory Event will be deemed to occur on the date the condition in clause (ii) is satisfied.

  GWFC shall promptly notify the Regular Trustees of the occurrence of a Regulatory Event. During a period of 90 days after the occurrence of a Regulatory Event, GWFC may notify the Regular Trustees in writing that GWFC has elected to reduce the annual interest rate on all of the outstanding Subordinated Notes by 50 basis points (i.e. from % per annum to % per annum) effective upon distribution of the Adjusted Subordinated Notes to the holders of the Trust Securities; provided, however, that if GWFC has elected to defer payments of interest on the Subordinated Notes as described under "Distributions" above, all deferred distributions and accrued interest thereon shall be paid before the Adjusted Subordinated Notes are distributed.

  If GWFC elects to lower the annual interest rate on the Subordinated Notes as described above, at least 30 but not more than 60 days prior to the distribution of the Adjusted Subordinated Notes, notice of such election will be sent to the holders of the Trust Securities. Such notice will state (i) that a Regulatory Event has occurred and that GWFC has elected to reduce the interest rate on the Subordinated Notes, (ii) that on the specified date (which shall be the next Distribution Date occurring at least 30 days after the date of such notice), the Adjusted Subordinated Notes will be converted into Depositary Shares with a liquidation preference equal to the principal amount of the Adjusted Subordinated Notes converted, unless prior to such conversion the holder of Trust Securities elects not to convert such holder's Adjusted Subordinated Notes, in which case such holder will be entitled to receive the Adjusted Subordinated Notes, (iii) that the Trust will be dissolved and that the holders of Trust Securities will receive Adjusted Subordinated Notes and/or Depositary Shares, as the case may be, (iv) the date upon which the Adjusted Subordinated Notes and/or Depositary Shares, as the case may be, will be distributed, and (v) the procedure for a holder of Trust Securities to exercise his or her right not to have the Adjusted Subordinated Notes to which such holder is entitled converted into Depositary Shares. See "Description of Depositary Shares" and "Description of Cumulative Preferred Stock" for a description of the terms of the Depositary Shares and the related Preferred Stock.

  If GWFC elects to lower the annual interest rate on the Subordinated Notes, on the next Distribution Date occurring at least 30 days after notice to the holders of Trust Securities as described in the previous paragraph, (i) the Adjusted Subordinated Notes will be converted into Depositary Shares of GWFC having a liquidation preference equal to the principal amount of the Adjusted Subordinated Notes converted, each Depositary Share representing a one-tenth interest in a share of % Cumulative Preferred Stock of GWFC, unless prior to such conversion the holder of Trust Securities elects not to convert such holder's Adjusted Subordinated Notes, in which event such holder will be entitled to receive the Adjusted Subordinated Notes, and (ii) the Trust shall be dissolved, with the result that the Adjusted Subordinated Notes and/or the Depositary Shares, as the case may be, will be distributed to the holders of the Trust Securities.

  If Adjusted Subordinated Notes and/or Depositary Shares are distributed to any holder of Preferred Securities, GWFC will use its best efforts to have the Adjusted Subordinated Notes and the Depositary Shares, as the case may be, listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. GWFC will not attempt to have Adjusted Subordinated Notes listed on any exchange if it has given notice of its intent to redeem such Adjusted Subordinated Notes as described under "Description of the Subordinated Notes--Optional Redemption."

  After the date for any distribution of Adjusted Subordinated Notes, upon dissolution of the Trust,(i) the Preferred Securities and Guarantee will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Adjusted Subordinated Notes or the Depositary Shares, as the case may be, to be delivered upon such distribution and (iii) any certificates representing Preferred Securities not held by the depositary or its nominee will be deemed to represent Adjusted Subordinated Notes having an aggregate principal amount, or Depositary Shares having an aggregate stated liquidation amount, as the case may be, equal to the aggregate stated liquidation amount of such Preferred Securities, until such certificates are presented to GWFC or its agent for transfer or reissuance.

  There can be no assurance as to the market prices for the Preferred Securities, the Adjusted Subordinated Notes or the Depositary Shares that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Adjusted Subordinated Notes or the Depositary Shares that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities.

REGULATORY REDEMPTION EVENT

  "Regulatory Redemption Event" means that (i) GWFC (or its successor) is, becomes or pursuant to law or regulation will become within 180 days, subject to capital requirements under which all or any portion of the Preferred Securities would not constitute Tier 1 Capital and (ii) (a) a bank, savings and loan association, savings bank, or bank or savings and loan holding company (each a "Depository Institution") has issued or has been the sponsor of a trust or other entity (including but not limited to a general or limited partnership or limited liability company) that has issued securities that constitute Tier 1 Capital, and which issued securities, or the securities underlying such issued securities, are to be treated by such Depository Institution as indebtedness for U.S. federal income tax purposes, as evidenced by the disclosure document pursuant to which such securities were offered, and (b) GWFC has within 90 days of such issuance, received an opinion of independent counsel experienced in such matters that securities having substantially identical terms (except for rate, maturity and payment dates), if issued by GWFC or by a GWFC sponsored trust or other entity, should constitute Tier 1 Capital for GWFC if the securities issued by such Depository Institution constituted Tier 1 Capital and should be treated as indebtedness for U.S. federal income tax purposes.

  GWFC shall promptly notify the Regular Trustees of the occurrence of a Regulatory Redemption Event. During a period of 90 days following the occurrence of a Regulatory Redemption Event, GWFC may elect to redeem the Subordinated Notes (which may be in the form of Adjusted Subordinated Notes) in whole only, for cash. See "Description of the Subordinated Notes--Optional Redemption." See also "Description of Cumulative Preferred Stock--Redemption" for a description of the possible redemption of Depositary Shares, if issued, upon the occurrence of a Regulatory Redemption Event.

  If GWFC elects to redeem the Subordinated Notes for cash, the written notice of its election shall specify a date for such redemption, which shall not be less than 30 nor more than 60 days after such notice. Upon the redemption of the Subordinated Notes, the Trust Securities, if still outstanding, with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes so redeemed shall be redeemed by the Trust at the Redemption Price.

REDEMPTION PROCEDURES

  The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

  If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then by 12:00 noon, New York City time, on the redemption date, and if GWFC has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Notes, then GWFC through the Property Trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price and will give the depositary irrevocable instructions and authority to pay the Redemption Price to holders of the Preferred Securities. See "Book-Entry Only Issuance--The Depository Trust Company" below. If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit or redemption date, if later, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust, or by GWFC pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

  In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described below under "Book-Entry Only Issuance--The Depository Trust Company" below; provided, however, that if the partial redemption of the Preferred Securities would result in the delisting of the Preferred Securities, Preferred Securities may only be redeemed in whole.

  Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), GWFC or its subsidiaries may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement, provided that the acquiror is not the holder of the Common Securities or the obligor under the Subordinated Indenture.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Subordinated Notes, Adjusted Subordinated Notes and/or Depositary Shares, as the case may be, in an aggregate stated principal or liquidation amount, as applicable, equal to the aggregate stated liquidation amount of the Preferred Securities have been distributed on a pro rata basis to the holders of the Preferred Securities in exchange for such Preferred Securities.

  If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

  Pursuant to the Declaration, the Trust shall terminate (i) on     , 2050, the
expiration of the term of the Trust, (ii) upon the bankruptcy of GWFC or the holder of the Common Securities, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the holder of the Common Securities or GWFC, the filing of a certificate of cancellation with respect to the Trust, or the revocation of the charter of the holder of the Common Securities or GWFC and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Subordinated Notes upon the occurrence of a Special Event or upon the distribution of Adjusted Subordinated Notes and/or Depositary Shares as a result of a Regulatory Event, (v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, GWFC or the Trust, or (vi) upon the redemption of all the Trust Securities.

DECLARATION EVENTS OF DEFAULT

  An event of default under the Subordinated Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided that, pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Subordinated Indenture. See "Voting Rights" below.

  Upon the occurrence of a Declaration Event of Default, the Property Trustee as sole holder of the Subordinated Notes will have the right under the Subordinated Indenture to declare the principal of and interest on the Subordinated Notes to be immediately due and payable. GWFC and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

  If an Event of Default with respect to the Subordinated Notes, constituting the failure to pay interest or principal on the Subordinated Notes on the date such interest or principal is otherwise payable, has occurred and is continuing, then a holder of Trust Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on the Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Trust Securities of such holder on or after the respective due date specified in the Subordinated Notes. The holders of Trust Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Notes unless the Property Trustee fails to do so.

VOTING RIGHTS

  Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of Guarantee--Modifications of the Guarantee; Assignment" in the accompanying Prospectus, and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

  Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as holder of the Subordinated Notes, to (i) exercise the remedies available under the Indenture with respect to the Subordinated Notes,
(ii) waive any past Indenture Event of Default that is waivable under the Subordinated Indenture, or (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Notes shall be due and payable; provided, however, that, where a consent or action under the Subordinated Indenture would require the consent or act of more than a majority of the holders in aggregate principal amount of Subordinated Notes (a "Super-Majority") affected thereby (or all of such holders, as applicable), only the holders of at least such Super-Majority of the Preferred Securities (or all of such holders, as applicable) may direct the Property Trustee to give such consent to take such action. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Subordinated Notes. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any of the actions described in clauses (i), (ii) or (iii) above unless the Property Trustee has obtained an opinion of independent tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

  In the event the consent of the Property Trustee, as the holder of the Subordinated Notes, is required under the Subordinated Indenture with respect to any amendment, modification or termination of the Subordinated Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Subordinated Indenture would require the consent of a Super Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super Majority represents of the aggregate principal amount of the Subordinated Notes outstanding. The Property Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of independent tax counsel experienced in such matters to the affect that for the purposes of United States federal income tax the Trust will not be classified as other than a grantor trust.

  A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

  Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Subordinated Notes, Adjusted Subordinated Notes or Depositary Shares in accordance with the Declaration. The Regular Trustees shall be obligated to call a meeting of the holders of the Preferred Securities if directed to do so by the holders of at least 10% in liquidation amount of the Preferred Securities requesting such meeting in accordance with the terms of the Declaration.

  Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by GWFC or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, GWFC shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

  The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "Book-Entry Only Issuance--The Depository Trust Company" below.

  Holders of the Preferred Securities will have no rights to appoint or remove the Regular Trustees, who may be appointed, removed or replaced solely by GWFC as the indirect or direct holder of all the Common Securities.

MODIFICATION OF THE DECLARATION

  The Declaration may be modified and amended if approved by a majority of the Regular Trustees (and in certain circumstances the Property Trustee), provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (ii) the liquidation, dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least 66 2/3% in liquidation amount of the Trust Securities; provided that, if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66 2/3% in liquidation amount of such class of Trust Securities.

  Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee in contravention of the Trust Indenture Act or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

  The Trust may not consolidate, amalgamate, merge or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided that, (i) such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms of the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) GWFC expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Subordinated Notes, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, GWFC has received an opinion of independent counsel to the Trust experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) GWFC guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities guarantee (as defined in the accompanying Prospectus). Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or such successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

  There are no provisions which afford the holders of the Preferred Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving GWFC. There are also no provisions which require the repurchase of the Preferred Securities upon a change in control of GWFC.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  The Depository Trust Company ("DTC") will act as initial securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued to or on behalf of DTC.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a global certificate.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

  To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such Preferred Securities in accordance with its procedures; provided that if, as a result of such redemption, Direct Participants would hold fractional interests in the Preferred Securities, DTC will adjust the amount of the interest of each Direct Participant to be redeemed to avoid such fractional interest.

  Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). GWFC and the Trust believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the Trust.

  Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, the Trust or GWFC, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner in a global Preferred Security certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

  DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of GWFC) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that GWFC and the Trust believe to be reliable, but neither GWFC nor the Trust takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby.

PAYING AGENT

  In the event that the Preferred Securities do not remain in book-entry only form, the following provisions would apply:

  The Property Trustee will act as paying agent, and may designate an additional or substitute paying agent at any time.

  Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or GWFC may require) in respect of any tax or other government charges that may be imposed in relation to it.

  The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

  The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

  The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or be characterized as other than a grantor trust for United States federal income tax purposes. GWFC is authorized and directed to conduct its affairs so that the Subordinated Notes will be treated as indebtedness of GWFC for United States federal income tax purposes. In this connection, GWFC and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the certificate of incorporation of GWFC, as applicable, that each of GWFC and the Regular Trustees determines in its discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Preferred Securities.

  Holders of the Preferred Securities have no preemptive rights.

                     DESCRIPTION OF THE SUBORDINATED NOTES

  Set forth below is a description of the specific terms of the Subordinated Notes in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Subordinated Notes set forth in the accompanying Prospectus under the caption "Description of Debt Securities" and in particular "Description of Debt Securities--Particular Terms of the Subordinated Debt Securities Issued to the Trust." The following description of the material terms and provisions of the Subordinated Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Indenture, dated as of September 12, 1990, as amended and supplemented by a First Supplemental Indenture, dated April 30, 1993 and a Second Supplemental Indenture, dated as
of      , 1995 (as amended and supplemented, the "Subordinated Indenture"), between the Company and Harris Trust and Savings Bank, as Indenture Trustee, filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. Certain capitalized terms used herein are defined in the Subordinated Indenture.

  Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event or Regulatory Event, Subordinated Notes or Adjusted Subordinated Notes may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Offered Preferred Securities--Special Event Redemption or Distribution" and "-- Regulatory Event Distribution or Conversion."

  If the Subordinated Notes or Adjusted Subordinated Notes are distributed to the holders of the Preferred Securities, GWFC will use its best efforts to have the Subordinated Notes or Adjusted Subordinated Notes, as the case may be, listed on the New York Stock Exchange or on such other exchange on which the Preferred Securities are then listed or quoted.

  The terms of the Adjusted Subordinated Notes, if issued, will be identical to the terms of the Subordinated Notes, except for the reduction of the annual interest rate. The following discussion of the terms of the Subordinated Notes applies to the Adjusted Subordinated Notes, except as otherwise expressly stated.

  The Subordinated Notes will not be savings accounts or deposits and will not be insured by the FDIC, the United States or any agency or fund of the United States.

GENERAL

  The Subordinated Notes will be issued as unsecured debt under the Subordinated Indenture. The Subordinated Notes will be limited in aggregate
principal amount to approximately $[   ], such amount being the sum of the
aggregate stated liquidation of the Preferred Securities and the capital contributed by GWFC in exchange for the Common Securities (the "GWFC Payment").

  The Subordinated Notes are not subject to a sinking fund provision. The entire principal amount of the Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as hereinafter defined) and Additional Interest (as
hereinafter defined), if any, on      , 2025, subject to the election of GWFC
to extend the scheduled maturity date of the Subordinated Notes to a date not
later than      , 2044, which election is subject to GWFC's satisfying certain financial covenants. See "Option to Extend Maturity" below.

  If Subordinated Notes or Adjusted Subordinated Notes are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, such Subordinated Notes or Adjusted Subordinated Notes, as the case may be, will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Subordinated Notes or Adjusted Subordinated Notes may be issued in certificated form in exchange for a Global Security (as defined below). See "Book-Entry and Settlement" below. In the event that Subordinated Notes or Adjusted Subordinated Notes are issued in certificated form, such Subordinated Notes or Adjusted Subordinated Notes will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Notes or Adjusted Subordinated Notes, as the case may be, issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Subordinated Notes or Adjusted Subordinated Notes, as the case may be. In the event Subordinated Notes or Adjusted Subordinated Notes are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Notes or Adjusted Subordinated Notes will be registrable and Subordinated Notes or Adjusted Subordinated Notes will be exchangeable for Subordinated Notes or Adjusted Subordinated Notes, as the case may be, of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture
Trustee in [    ]; provided that, payment of interest may be made at the option of GWFC by check mailed to the address of the persons entitled thereto.

INTEREST

  Except as described under "Description of the Offered Preferred Securities-- Regulatory Event Distribution or Conversion," each Subordinated Note shall bear interest at the rate of % per annum (the "Original Coupon Rate") from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"),
commencing     , 199 , to the person in whose name such Subordinated Note is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Notes shall not continue to remain in book-entry only form, GWFC shall have the right to select such record dates which shall be not less than one Business Day prior to each Interest Payment Date.

  In the event the Adjusted Subordinated Notes are issued, each Adjusted Subordinated Note shall bear interest at the rate of % per annum (the "Adjusted Rate" and together with the Original Coupon Rate, the "Coupon Rate") from the date the Adjusted Subordinated Notes are distributed to holders of Trust Securities, and shall otherwise have payment and other terms identical to the terms of the Subordinated Notes.

  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

  If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any case, GWFC will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying such taxes, duties, assessments or other governmental changes will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This right shall not accrue to any holder of the Subordinated Notes other than the Trust.

OPTION TO EXTEND MATURITY DATE

  The maturity date of the Subordinated Notes is      , 2025 (the "Scheduled
Maturity Date"). GWFC, however, may, before the Scheduled Maturity Date, extend such maturity date no more than one time, for up to an additional 19 years from the Scheduled Maturity Date, provided that (a) GWFC is not in bankruptcy or otherwise insolvent, (b) GWFC is not in default on the Subordinated Notes, (c) GWFC has made timely payments on the Subordinated Notes for the immediately preceding 18 months without deferrals, (d) the Trust is not in arrears on payments of distributions on the Preferred Securities, and (e) the Subordinated Notes are rated in one of the four highest rating categories by either Standard & Poor's Rating Group, Moody's Investors Service, Inc., Fitch Investor Services, Inc., Duff & Phelps Credit Rating Company or any other nationally recognized statistical rating organization. Pursuant to the Declaration, the Regular Trustees are required to give notice of GWFC's election to extend the Scheduled Maturity Date to the holders of the Preferred Securities.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  GWFC shall have the right at any time, and from time to time, during the term of the Subordinated Notes to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters. To the extent permitted by applicable law, interest, the payment of which has been deferred during such Extension Period, will bear interest at the applicable Coupon Rate, compounded quarterly ("Compound Interest") during the term of such Extension Period. At the end of any such Extension Period, GWFC shall pay all interest then accrued and unpaid (including any Compound Interest and Additional Interest); provided, that, during any such Extension Period, (a) GWFC shall not, and shall cause any subsidiary of GWFC that is not a wholly owned subsidiary of GWFC not to, declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary, and (b) GWFC shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by GWFC which rank pari passu with or junior to the Subordinated Notes; provided, however, that the foregoing restriction (a) does not apply to any stock dividend paid by GWFC, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, GWFC may further defer payments of interest by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters. Upon the termination of any Extension Period and the payment of all amounts then due, GWFC may select a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. GWFC has no intention of exercising its rights to defer payments of interest by extending the interest payment period on the Subordinated Notes and considers it unlikely that it will exercise that right in the future. If the Property Trustee shall be the sole holder of the Subordinated Notes, GWFC shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such distribution is payable, but in any event no less than one Business Day prior to such record date. The Regular Trustees shall give notice of GWFC's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Subordinated Notes, GWFC shall give the holders of the Subordinated Notes notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date GWFC is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Subordinated Notes of the record or payment date of such related interest payment.

OPTIONAL REDEMPTION

  GWFC shall have the right to redeem the Subordinated Notes, in whole or in
part, from time to time, on or after      , 2000, or at any time in certain
circumstances upon the occurrence of a Tax Event or in whole for a limited time upon the occurrence of a Regulatory Redemption Event as described under "Description of the Offered Preferred Securities--Special Event Redemption or Distribution" and "--Regulatory Redemption Event," upon not less than 30 nor more than 60 days' notice, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Compound and Additional Interest, if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Subordinated Notes would result in the delisting of the Preferred Securities, GWFC may only redeem the Subordinated Notes in whole.

  If, following a distribution of Adjusted Subordinated Notes, holders of Adjusted Subordinated Notes having an aggregate principal amount of 10% or less of the original aggregate principal amount of Subordinated Notes purchased by the Trust elect not to have their Adjusted Subordinated Notes converted into Depositary Shares, GWFC will have the option to redeem all outstanding Adjusted Subordinated Notes at such Redemption Price on any Business Day during the period from the Distribution Date on which the conversion of Adjusted Subordinated Notes into Depositary Shares is to occur, to and including the next succeeding Distribution Date. GWFC will give notice of its intent to redeem such Adjusted Subordinated Notes to the holders thereof at least 30 but not more than 60 days prior to the date on which such redemption is to occur.

SUBORDINATION

  The Subordinated Indenture provides that the Subordinated Notes are subordinated and junior in right of payment to all present and future Senior Indebtedness of GWFC. See "Description of Debt Securities--Subordination of Subordinated Debt Securities" in the accompanying Prospectus. The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued by GWFC. As of September 30, 1995, Senior Indebtedness of GWFC
aggregated approximately $   million. In addition, because GWFC is a holding
company, its obligations under the Subordinated Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. At September 30, 1995, such subsidiaries had total liabilities of approximately
$   billion.

CERTAIN COVENANTS

  If (i) there shall have occurred any event that would constitute an Event of Default under the Subordinated Indenture or (ii) GWFC shall be in default with respect to its payment of any obligations under the Guarantee, then (a) GWFC shall not, and shall cause any subsidiary of GWFC that is not a wholly owned subsidiary of GWFC not to, declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary, and (b) GWFC shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by GWFC which rank pari passu with or junior to the Subordinated Notes; provided, however, that the foregoing restriction (a) does not apply to any stock dividend paid by GWFC, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid.

  If GWFC shall have given notice of its election of an Extension Period as provided in the Subordinated Indenture and such period, or any extension thereof, shall be continuing, then (a) GWFC shall not, and shall cause any subsidiary of GWFC that is not a wholly owned subsidiary of GWFC not to, declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary, and (b) GWFC shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by GWFC which rank pari passu with or junior to the Subordinated Notes; provided, however, that the foregoing restriction (a) does not apply to any stock dividend paid by GWFC, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid.

  For so long as the Trust Securities remain outstanding, GWFC will covenant
(i) to directly or indirectly maintain 100% ownership of the Common Securities of the Trust; provided, however, that any permitted successor of GWFC under the Subordinated Indenture may succeed to GWFC's ownership of such Common Securities, and (ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Notes or Adjusted Subordinated Notes to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

INDENTURE EVENTS OF DEFAULT

  An Indenture Event of Default is: (a) the failure to pay principal of any of the Subordinated Notes when due; provided, however, that a valid extension by GWFC of the maturity for the Subordinated Notes shall not constitute a default in the payment for this purpose; (b) the failure to pay any interest on any of the Subordinated Notes when due, continued for 10 days; provided, however, that a valid extension by GWFC of the interest payment period for the Subordinated Notes shall not constitute a default in the payment for this purpose; (c) failure to perform any other covenant of GWFC in the Subordinated Indenture (other than a covenant included in the Subordinated Indenture solely for the benefit of one or more series of Debt Securities other than the Subordinated Notes), continued for 60 days after written notice as provided in the Subordinated Indenture; (d) certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization; (e) a default under any mortgage, indenture or instrument evidencing any indebtedness for borrowed money by GWFC (including the Subordinated Indenture) resulting in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to its maturity date or constituting a failure to pay at a maturity an aggregate principal amount exceeding $10,000,000 unless such acceleration has been rescinded or annulled or such indebtedness has been discharged within 10 days after written notice to GWFC by the Indenture Trustee or holders of at least 25% in aggregate principal amount of the outstanding Subordinated Notes declaring a default or GWFC is contesting the validity of such default in good faith by appropriate proceedings; and (f) the voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust to which (or to the Trustee of the Trust to which) Subordinated Notes were issued in connection with the issuance of the Trust Securities by the Trust, except in connection with the distribution of the Subordinated Notes to the holders of Trust Securities in liquidation of the Trust, the redemption of all the Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration.

  If any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Subordinated Notes, will have the right to declare the principal of and the interest on the Subordinated Notes (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Subordinated Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Notes. See "Description of Debt Securities--Events of Default" in the accompanying Prospectus for a description of the Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Notes. See "Description of the Offered Preferred Securities--Declaration Events of Default" and "--Voting Rights."

BOOK-ENTRY AND SETTLEMENT

  If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Special Event or Regulatory Event, the Subordinated Notes or Adjusted Subordinated Notes, as the case may be, will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Subordinated Notes or Adjusted Subordinated Notes represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Notes or Adjusted Subordinated Notes, as the case may be, in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

  Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Notes or Adjusted Subordinated Notes in definitive form and will not be considered the holders (as defined in the Subordinated Indenture) thereof for any purpose under the Subordinated Indenture, and no Global Security representing Subordinated Notes or Adjusted Subordinated Notes shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Subordinated Indenture.

THE DEPOSITARY

  If Subordinated Notes or Adjusted Subordinated Notes are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Subordinated Notes or Adjusted Subordinated Notes, as the case may be. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Offered Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. GWFC may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

  None of GWFC, the Trust, the Indenture Trustee, any paying agent and any other agent of GWFC or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Notes or Adjusted Subordinated Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

  A Global Security shall be exchangeable for Subordinated Notes or Adjusted Subordinated Notes, as the case may be, registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies GWFC that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the depositary, at any time, ceases to be registered to act as such depositary and no successor depositary shall have been appointed, or (iii) GWFC, in its sole discretion, determines that such Global Security shall be so exchangeable. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Notes or Adjusted Subordinated Notes, as the case may be, registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

MISCELLANEOUS

  The Subordinated Indenture will provide that GWFC, in its capacity as issuer of the Subordinated Notes, will pay all costs, expenses, debts and obligations of the Trust other than with respect to the Trust Securities.

                        EFFECT OF OBLIGATIONS UNDER THE
                      SUBORDINATED NOTES AND THE GUARANTEE

  As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Subordinated Notes.

  As long as payments of interest and other payments are made when due on the Subordinated Notes, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and payment dates on the Subordinated Notes will match the distribution rate and distribution and other payment dates for the Preferred Securities;
(iii) GWFC shall pay for all costs, expenses debts and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration provides that the Regular Trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

  Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by GWFC as and to the extent set forth under "Description of Guarantee" in the accompanying Prospectus. If GWFC does not make interest payments on the Subordinated Notes purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

  If GWFC fails to make interest or other payments on the Subordinated Notes when due (taking into account any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Offered Preferred Securities--Voting Rights," may direct the Property Trustee to enforce its rights under the Subordinated Notes, including proceeding directly against GWFC to enforce the Subordinated Notes.

  If GWFC fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. Any holder of Preferred Securities may institute a legal proceeding directly against GWFC to enforce the Guarantee Trustee's rights under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

  The obligations of GWFC under the Declaration, the Guarantee, the Subordinated Notes and the Subordinated Indenture, taken together, provide a full and unconditional guarantee on a subordinated basis by GWFC of payments due on the Preferred Securities. See "Description of Guarantee--General" in the accompanying Prospectus.

                        DESCRIPTION OF DEPOSITARY SHARES

  The following summary description of the Depositary Shares supplements the information set forth under the heading "Description of Depositary Shares" in the accompanying Prospectus, to which reference is hereby made. The following description of the material terms and provisions of the Depositary Shares does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement referred to below which will be filed with the Securities and Exchange Commission at or prior to the time of the issuance of the Depositary Shares.

GENERAL

  Each Depositary Share represents a one-tenth interest in a share of the Preferred Stock. The shares of the Preferred Stock underlying the Depositary Shares will be deposited with Harris Trust Company of California, as depositary ("Share Depositary"), under a Deposit Agreement (the "Deposit Agreement") among GWFC, the Share Depositary and the holders from time to time of the depositary receipts issued by the Share Depositary thereunder (the "Depositary Receipts"). The Depositary Receipts so issued will evidence the Depositary Shares. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled through the Share Depositary, in proportion to the one-tenth interest in a share of the Preferred Stock underlying such Depositary Share, to all rights and preferences of a share of the Preferred Stock (including dividend, voting, redemption and liquidation rights). Since each share of the Preferred Stock entitles the holder thereof to one vote on matters on which the Preferred Stock is entitled to vote, each Depositary Share will, in effect, entitle the holder thereof to one-tenth of a vote thereon, rather than one full vote. See "Description of Cumulative Preferred Stock--Voting Rights" herein and "Description of Depositary Shares" in the accompanying Prospectus.

  If the Depositary Shares are distributed to the holders of Preferred Securities, GWFC will use its best efforts to have the Depositary Shares listed on the New York Stock Exchange or on such other exchange on which the Preferred Securities are then listed or quoted.

  The Depositary Shares will not be savings accounts or deposits and will not be insured by the FDIC, the United States or any agency or fund of the United States.

CHARGES OF DEPOSITARY

  GWFC will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. GWFC will pay charges of the Share Depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the Depositary Receipts evidencing the Depositary Shares, any redemption of the Preferred Stock and any withdrawals of Preferred Stock by the holders of Depositary Shares. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

BOOK-ENTRY SETTLEMENT

  If distributed upon the conversion of Adjusted Subordinated Notes, the Depositary Receipts will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Depositary Receipts represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Depositary Receipts in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

  Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Depositary Receipts in definitive form and will not be considered the holders (as defined in the Deposit Agreement) thereof for any purpose under the Deposit Agreement and no Global Security representing Depositary Receipts shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary or, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Deposit Agreement.

THE DEPOSITARY

  If Depositary Receipts are distributed, DTC will act as securities depositary for the Depositary Receipts. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Offered Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any obligations represented by one or more Global Securities held by DTC. GWFC may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

  None of GWFC, the Share Depositary and any agent of GWFC or the Share Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Depositary Receipts or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

  A Global Security shall be exchangeable for Depositary Receipts registered in the names of persons other than the Depositary or its nominee only if (i) the depositary notifies GWFC that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the Depositary at any time, ceases to be so registered to act as such depositary and no successor Depositary shall have been appointed, or
(iii) GWFC, in its sole discretion, determines that such Global Security shall be so exchangeable. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Depositary Receipts registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

                   DESCRIPTION OF CUMULATIVE PREFERRED STOCK

  The following description of the particular terms of the shares of % Cumulative Preferred Stock supplements the information set forth under the heading "Description of Preferred Stock" in the accompanying Prospectus, to which description reference is hereby made. The description of the material provisions of the Preferred Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to the Preferred Stock which will be filed with the Securities and Exchange Commission at or prior to the time of the issuance of the Depositary Shares.

RANK

  The Preferred Stock will rank on a parity as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of GWFC with each other outstanding series of the preferred stock of GWFC. The Preferred Stock will rank prior to the Common Stock, $1.00 par value per share, of GWFC (the "Common Stock") as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of GWFC. As of June 30, 1995, the only shares of preferred stock of GWFC outstanding were 517,500 shares of GWFC's 8 3/4% Cumulative Convertible Preferred Stock (the "Convertible Preferred") and 660,000 shares of GWFC's 8.30% Cumulative Preferred Stock (the "Cumulative Preferred"). The

Convertible Preferred is subject to redemption, in whole or in part, at the option of GWFC at $260.9375 per share during the period from May 1, 1996 through April 30, 1997 and at decreasing prices thereafter to $250 per share, in each case plus accrued and unpaid dividends to the redemption date. The Convertible Preferred is convertible at any time into Common Stock at a conversion rate of 12.255 shares of Common Stock for each share of Convertible Preferred. The Cumulative Preferred is subject to redemption in whole or in part, at any time on or after November 1, 1997, at $250 per share plus accrued and unpaid dividends to the redemption date.

  See "Description of Common Stock--Rights" in the accompanying Prospectus for a description of GWFC's Series A Junior Participating Preferred Stock, none of which is outstanding as of the date of this Prospectus Supplement. The Preferred Stock will rank prior to such Series A Preferred Stock as to both the payment of dividends and any distribution of assets upon dissolution, liquidation or winding up of GWFC.

DIVIDENDS

  Holders of shares of the Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of GWFC out of funds of GWFC
legally available for payment, cash dividends at the rate of     % per annum
(equivalent to $    per Depositary Share). Dividends on the Preferred Stock
will be payable quarterly on February 1, May 1, August 1 and November 1 of each year (each a "Dividend Payment Date"), commencing on the first Dividend Payment Date following the issuance of the Preferred Stock, at such annual rate. Each dividend will be payable to holders of record as they appear on the stock books of GWFC (or, if applicable, the records of the Depositary) on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of GWFC. Dividends will be cumulative from the date of original issue. Dividends payable on the Preferred Stock for any period greater or less than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Preferred Stock for each full dividend period shall be computed by dividing the annual dividend rate by four.

REDEMPTION

  Except as noted below, shares of the Preferred Stock will not be redeemable
prior to     , 2000. The shares of the Preferred Stock will be redeemable at the option of GWFC, in whole or in part, at any time or from time to time, on or after such date, on not less than 30 nor more than 60 days notice by mail, at a redemption price of $250 per share (equivalent to $25 per Depositary Share) plus accrued and unpaid dividends to the redemption date (the "Share Redemption Price"). In addition, during a period of 90 days after the occurrence of a Regulatory Redemption Event, GWFC may elect to redeem the shares of Preferred Stock in whole on not less than 30 nor more than 60 days notice by mail, at the Share Redemption Price. Under certain circumstances, the redemption of the Preferred Stock may require the prior consent of GWFC's then banking supervisory authority.

  The Preferred Stock will not be subject to any sinking fund or other obligation of GWFC to redeem or retire the Preferred Stock.

LIQUIDATION RIGHTS

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of GWFC, the holders of shares of Preferred Stock are entitled to receive out of assets of GWFC available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or of any other shares of stock of GWFC ranking as to such a distribution junior to the shares of Preferred Stock, liquidating distributions in the amount of $250 per share (equivalent to $25 per Depositary Share) plus accrued and unpaid dividends. After payment of such liquidating distributions, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by GWFC.

VOTING RIGHTS

  Except as indicated below and under "Description of Preferred Stock--Voting Rights" in the accompanying Prospectus, or except as expressly required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

  If the equivalent of six quarterly dividends payable on the Preferred Stock are in arrears, the number of directors of GWFC will be increased by two and the holders of Preferred Stock, voting separately as a class with the holders of shares of any one or more other series of preferred stock ranking on a parity with the Preferred Stock as to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of GWFC and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors shall continue until all dividends in arrears have been paid or declared and set apart for payment. Each director elected by the holders of shares of the Preferred Stock and all other classes of preferred stock whose holders are so entitled to vote shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

CONVERSION RIGHTS

  Shares of the Preferred Stock will not be convertible into shares of any other class or series of the capital stock of GWFC.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

  The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (with possible retroactive effect) and possible differing interpretations. This discussion deals only with Preferred Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, or persons whose functional currency is not the United States dollar. This discussion also does not deal with holders other than the original purchasers of the Preferred Securities or with holders who are not U.S. Holders (as defined below). Persons considering the purchase of the Preferred Securities should consult their tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Preferred Securities arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Preferred Security that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) any other person whose income or gain in respect of a Preferred Security is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a holder of a Preferred Security that is not a U.S. Holder.

CLASSIFICATION OF THE TRUST

  In connection with the issuance of the Preferred Securities, Skadden, Arps, Slate, Meagher & Flom, special tax counsel to GWFC and the Trust, has rendered its opinion to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Subordinated Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each U.S. Holder of a Preferred Security will generally be considered the owner of an undivided interest in the Subordinated Notes, and each U.S. Holder will be required to include in its gross income the original issue discount (as described below) accrued with respect to its undivided interest in those Subordinated Notes.

CLASSIFICATION OF THE SUBORDINATED NOTES

  In connection with the issuance of the Subordinated Debentures, Skadden, Arps, Slate, Meagher & Flom, special tax counsel to GWFC and the Trust, will render its opinion generally to the effect that, under then current law United States federal income tax law and assuming full compliance with the terms of the

Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Subordinated Notes held by the Trust will be classified for United States federal income tax purposes as indebtedness of GWFC. By acceptance of a Preferred Security, each holder covenants to treat the Subordinated Notes as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership in the Subordinated Notes.

ORIGINAL ISSUE DISCOUNT

  Because GWFC has the option, under the terms of the Subordinated Notes, to defer payments of interest by extending interest payment periods for up to 20 quarters, all of the stated interest payments on the Subordinated Notes will be treated as original issue discount ("OID"). U.S. Holders of debt instruments issued with OID may be required to include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Generally, all of a U.S. Holder's taxable interest income with respect to the Subordinated Notes will accrue as OID, and actual distributions of stated interest will not be separately reported as taxable income. The amount of OID that accrues for any quarter will approximately equal the amount of the interest that accrues on the Subordinated Notes in that quarter at the stated interest rate. In the event that the interest payment period is extended, U.S. Holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period, even though no payments of stated interest are being made.

  Corporate U.S. Holders of Preferred Securities will not be entitled to a dividends received deduction with respect to any income recognized with respect to the Preferred Securities.

MARKET DISCOUNT AND BOND PREMIUM

  U.S. Holders of Preferred Securities, other than U.S. Holders who purchased the Preferred Securities for a price equal to their par amount plus accrued interest upon their original issuance, may be considered to have acquired their undivided interests in the Subordinated Notes at a market discount, premium or acquisition premium as such phrases are defined for United States federal income tax purposes. Such U.S. Holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED NOTES OR CASH UPON LIQUIDATION OF THE TRUST

  Under certain circumstances, as described under the caption "Description of the Offered Preferred Securities--Special Event Redemption or Distribution," Subordinated Notes may be distributed to U.S. Holders in exchange for the Preferred Securities and in liquidation of the Trust. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each U.S. Holder, and each U.S. Holder would receive an aggregate tax basis in the Subordinated Notes equal to such U.S. Holder's aggregate tax basis in its Preferred Securities. A U.S. Holder's holding period in the Subordinated Notes so received in liquidation of the Trust would include the period during which the Preferred Securities were held by such U.S. Holder.

  Under certain circumstances described herein (see "Description of the Offered Preferred Securities"), the Subordinated Notes may be redeemed for cash and the proceeds of such redemption distributed to U.S. Holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a U.S. Holder would recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "Sales of Preferred Securities" below.

ADJUSTED SUBORDINATED NOTES AND CONVERSION TO DEPOSITARY SHARES

  A U.S. Holder that either receives Adjusted Subordinated Notes or Depositary Shares as a result of a Regulatory Event described under the caption "Description of the Offered Preferred Securities--Regulatory Event Distribution or Conversion," should not recognize gain or loss for U.S. federal income tax purposes at that time. Accordingly, (i) the tax basis of Adjusted Subordinated Notes or Depositary Shares received by an owner of Preferred Securities should, upon receipt, equal the aggregate tax basis of such owner in such

Preferred Securities and (ii) the holding period for the Adjusted Subordinated Notes or Depositary Shares in the hands of an owner of Preferred Securities should include the period during which such person owned such Preferred Securities.


DEPOSITARY SHARES

  Owners of the Depositary Shares, if issued, will be treated for United States federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares and, accordingly, will be entitled to take into account for United States federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. The dividends on the Depositary Shares will qualify as dividends for purposes of the dividends received deduction to the extent that such dividends are paid out of GWFC's current or accumulated earnings and profits (and subject to certain generally applicable limitations). In addition,
(i) no gain or loss will be recognized for United States federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for shares of the Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

SALES OF PREFERRED SECURITIES

  A U.S. Holder that sells a Preferred Security will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A U.S. Holder's adjusted tax basis in the Preferred Securities will generally be its initial purchase price increased by the amount of OID previously includible in such U.S. Holder's gross income to the date of disposition and decreased by the amount of payments received on the Preferred Securities (whether denominated as interest or principal). Such gain or loss will generally be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

INFORMATION REPORTING TO U.S. HOLDERS

  Income on the Preferred Securities will be reported to U.S. Holders on Forms 1099, which forms should be mailed to U.S. Holders of Preferred Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

  Backup withholding of the United States federal income tax at a rate of 31% may apply to payments made in respect of Subordinated Notes to registered owners who are not "exempt recipients" or who fail to comply with certain procedures for providing certain identifying information (such as the registered owner's taxpayer identification number) in the required manner.

  Upon the sale of Subordinated Notes to (or through) certain brokers, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller provides, in the required manner, certain identifying information.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the Internal Revenue Service.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Trust has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are acting as representatives (the "Representatives"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                 NUMBER OF
           UNDERWRITERS                                     PREFERRED SECURITIES
           ------------                                     --------------------
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated................................
      Goldman, Sachs & Co..................................
                                                                   -----
           Total...........................................        [   ]
                                                                   =====

  The Underwriters propose to offer the Preferred Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and, in part, to certain securities dealers at
such price less a concession of $   per Preferred Security. The Underwriters
may allow, and such dealers may reallow, a concession not in excess of $   per
Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

  In view of the fact that the proceeds of the sale of the Preferred Securities will ultimately be used to purchase the Subordinated Notes of GWFC, the Underwriting Agreement provides that GWFC will pay as compensation ("Underwriters' Compensation") to the Underwriters' arranging the investment therein of such proceeds, an amount in New York Clearing House (next day) funds
of $    per Preferred Security (or $    in the aggregate) for the accounts of
the several Underwriters; provided that, such compensation for sales of 10,000
or more Preferred Securities to any single purchaser will be $    per Preferred
Security. Therefore, to the extent of such sales, the actual amount of Underwriters Compensation will be less than the aggregate amount specified in the preceding sentence.

  During a period of 30 days from the date of the Prospectus Supplement, neither GWFC nor the Trust will, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or Subordinated Notes or any debt securities substantially similar to the Subordinated Notes or equity securities substantially similar to the Preferred Securities (except for the Subordinated Notes and the Preferred Securities offered hereby).

  The Preferred Securities have been approved for listing on the New York Stock Exchange. Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. The Representatives have advised the Trust that they intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Representatives will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

  Prior to this offering there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

  The Trust and GWFC have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, GWFC and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

  The validity of the Preferred Securities will be passed upon by Skadden, Arps, Slate, Meager & Flom, special counsel to the Trust. The validity of the Subordinated Notes, the Guarantee, the Depositary Shares and the Preferred Stock and certain matters relating thereto will be passed upon for GWFC by O'Melveny & Myers. Brown & Wood will act as counsel to the Underwriters.

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 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PRO-SPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GREAT WESTERN FINANCIAL CORPORATION, GREAT WEST-ERN FINANCIAL TRUST I OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PRO-SPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GREAT WESTERN FINANCIAL CORPORATION OR GREAT WESTERN FINANCIAL TRUST I SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                           PAGE
                                                                           ----
Risk Factors..............................................................  S-4
Recent Financial Results..................................................  S-8
Capitalization of GWFC....................................................  S-9
Accounting Treatment......................................................  S-9
Use of Proceeds...........................................................  S-9
Description of the Offered Preferred Securities...........................  S-9
Description of the Subordinated Notes..................................... S-21
Effect of Obligations Under the Subordinated Notes and the Guarantee...... S-27
Description of Depositary Shares.......................................... S-28
Description of Cumulative Preferred Stock................................. S-29
Certain Federal Income Tax Consequences................................... S-31
Underwriting.............................................................. S-34
Legal Matters............................................................. S-35

                                  PROSPECTUS

Available Information.......................................................   2
Incorporation of Certain Documents by Reference.............................   2
The Company.................................................................   4
The Trust...................................................................   4
Use of Proceeds.............................................................   5
Selected Financial Data.....................................................   6
Ratio of Earnings to Fixed Charges..........................................   7
Description of Debt Securities..............................................   7
Description of Preferred Stock..............................................  14
Description of Depositary Shares............................................  18
Description of Common Stock.................................................  21
Description of Preferred Securities.........................................  22
Description of Guarantee....................................................  23
Description of Securities Warrants..........................................  25
Plan of Distribution........................................................  29
Experts.....................................................................  29

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                                    [     ]

                             PREFERRED SECURITIES

                        GREAT WESTERN FINANCIAL TRUST I

                               % TRUST ORIGINATED
                       PREFERRED SECURITIES ("TOPRS") SM
                         GUARANTEED TO THE EXTENT SET
                                FORTH HEREIN BY
                      GREAT WESTERN FINANCIAL CORPORATION

                            ----------------------

                             PROSPECTUS SUPPLEMENT

                            ----------------------

                              MERRILL LYNCH & CO.
                             GOLDMAN, SACHS & CO.

                                       , 1995

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